EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of August 12, 2021, by and between Michael Hawkins (the “Executive”) and WORKIVA INC., a Delaware corporation (the “Company”).
WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:
1.     Term. The term of the Executive’s employment hereunder shall be effective as of even date herewith (the “Effective Date”). The period during which the Executive is employed by the Company hereunder is referred to as the “Employment Term.”
2.     Position and Duties.
2.1    Position. During the Employment Term, the Executive shall serve as the Executive Vice President, Sales of the Company, reporting to the Chief Executive Officer. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Company’s Chief Executive Officer, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, if requested by the Company, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.
2.2    Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company’s Chief Legal Officer in accordance with any Company conflict of interest policy that may be in effect from to time to time, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation and that with respect to such ownership the Executive complies with any Company Customer Confidentiality and Securities Trading Policy in effect from time to time; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.
3.     Place of Performance. The principal place of Executive’s employment shall be the Executive’s home located in Los Angeles, CA; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.    Compensation.
4.1    Base Salary. The Company shall pay the Executive an annual rate of base salary of $400,000.00 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
4.2    Annual Bonus.
(a)    For each complete fiscal year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”), which bonus, if any, shall be determined in the sole and absolute discretion of the Board or any Compensation Committee of the Board (the “Compensation Committee”). The Board or the Compensation Committee, if any, shall also have the sole and absolute discretion to adopt a performance-based bonus plan or arrangement, in which case the Executive shall participate in such plan or arrangement on terms commensurate with other executive employees of the Company, provided that the Board or the Compensation Committee, if any, shall have the sole and absolute discretion to establish the level of target bonus (“Target Bonus”) for each participant in any such plan based on the relative seniority and responsibility levels of the participants. For any fiscal year with respect to which the Board or the Compensation Committee, if any, has not established a Target Bonus for the Executive, for purposes of this Agreement the Executive’s Target Bonus shall be deemed to be equal to 75% of the Executive’s Base Salary as in effect on the first day of such fiscal year.
(b)    The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.
(c)    Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.
4.3    Equity Awards. During the Employment Term the Executive shall be eligible to receive grants pursuant to the Company’s equity compensation plan as in effect from time to time (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
4.4    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
4.5    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6    Vacation. During the Employment Term, the Executive shall be entitled to a minimum of fifteen paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.
4.7    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.8    Indemnification.
(a)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.
(b)    During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company.
4.9    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.    Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ten business days’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1    Termination for Cause or Without Good Reason.
(a)    The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:
(i)    any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;
(ii)    any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iv)    such employee benefits, if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements.
(b)    For purposes of this Agreement, “Cause” shall mean:
(i)    any action by the Executive while employed by the Company involving willful gross misconduct having a material adverse effect on the Company;
(ii)    the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); or
(iii)    the Executive being convicted of (a) a felony under the laws of the United States or any state or (b) a felony under the laws of any other country or political subdivision thereof involving moral turpitude.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iii) above.
(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term:
(i)    a reduction in the Executive’s Base Salary without the Executive’s written consent, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)    a material reduction in the Executive’s Target Bonus opportunity from any Target Bonus opportunity in effect for the prior fiscal year without the Executive’s written consent;
(iii)    a relocation of the Executive’s principal place of employment by more than 50 miles without the Executive’s written consent;
(iv)    any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;
(v)    any Change of Control of the Company;
(vi)    the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(vii)    a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) without the Executive’s written consent; or
(viii)    a material adverse change in the reporting structure applicable to the Executive without the Executive’s written consent.
The Executive cannot terminate his employment for Good Reason (other than pursuant to Section 5.1(c)(v)) unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 calendar days of the initial existence of such grounds and the Company has had at least 15 calendar days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 120 days after the first occurrence of the applicable grounds (other than Section 5.1(c)(v)), then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.2    Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), the Executive shall be entitled to receive the following:
(a)    A lump sum payment, which shall be paid within 30 days following the Termination Date, equal to two times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs.
(b)    With respect to the fiscal year in which the Termination Date occurs, an amount equal to (X) the Annual Bonus paid to Executive in respect of the last calendar year for which Executive received a bonus prior to the Termination Date, multiplied by (Y) a fraction, the numerator of which is the number of days between first day of the calendar year in which the Termination Date occurs and the Termination Date and the denominator of which is 365, payable in a single payment concurrent with the payment of the amounts due under Section 5.2(a) hereof;
(c)    If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.
(d)    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements; provided that notwithstanding the terms of the Equity Plan or any applicable award agreements:
(i)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights, granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;
(ii)    all outstanding equity-based compensation awards other than stock options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code

(“Section 409A”) shall remain in effect; and
(iii)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code (“Section 162(m)”) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
(e)    Upon any termination of Executive’s employment by the Company other than for Cause or upon termination by the Executive for Good Reason, Executive shall be released from the restrictive covenants set forth in Section 7 of this Agreement.
5.3    Death or Disability.
(a)    The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(b)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)    the Accrued Amounts;
(ii)    a lump sum payment, which shall be paid within 30 days following the Termination Date, equal to the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs;
(iii)    with respect to the fiscal year in which the Termination Date occurs, an amount equal to (X) the Annual Bonus paid to Executive in respect of the last calendar year for which Executive received a bonus prior to the Termination Date, multiplied by (Y) a fraction, the numerator of which is the number of days between first day of the calendar year in which the Termination Date occurs and the Termination Date and the denominator of which is 365, payable in a single payment concurrent with the payment of the amounts due under Section 5.3(b)(ii) hereof; and
(iv)    the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements; provided that notwithstanding the terms of the Equity Plan or any applicable award agreements:
(A)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights, granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(B)    all outstanding equity-based compensation awards other than stock options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”) shall remain in effect; and
(C)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.
(c)    For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4    Change in Control.
(a)    Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within three (3) months prior to or twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6 and Section 8 of this Agreement and his execution of a Release, the Executive shall be entitled to receive the following:

(i)    a lump sum payment equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 30 days following the Termination Date; and
(ii)    a lump sum payment equal to the Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within 30 days following the Termination Date;
(b)    If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the tenth of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.
(c)    Notwithstanding the terms of any equity incentive plan or award agreements, as applicable, in the event of a Change in Control:
(i)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;
(ii)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and
(iii)    all outstanding equity-based compensation awards other than stock or equity options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
(d)    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)    one person (or more than one person acting as a group) acquires beneficial ownership of voting securities of the Company that, together with the voting securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;
(ii)    one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) beneficial ownership of the Company’s voting securities possessing 30% or more of the total voting power of the Company’s then outstanding voting securities;
(iii)    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iv)    the sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.
5.5    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20. The Notice of Termination shall specify:
(a)    The termination provision of this Agreement relied upon;
(b)    To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(c)    The applicable Termination Date.
5.6    Termination Date. The Executive’s Termination Date shall be:
(a)    If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(b)    If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(c)    If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;
(d)    If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to ten days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the

Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and
(e)    If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ten days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ten-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.
5.7    Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5.2(c), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.
5.8    Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.
5.9    Section 280G.
(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5.9 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount on an after-tax basis. Any reduction in the Covered Payments shall be made in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(b)    All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the

Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.    Confidential Information. As a condition to the commencement of employment, on or prior to the Effective Date, the Executive shall execute and deliver to the Company the Company Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Annex A.
7.    Restrictive Covenants.
7.1    Executive acknowledges and agrees that (i) by virtue of Executive’s employment with the Company will learn valuable trade secrets and other confidential, proprietary information, including the Company’s customer and potential customer lists, relating to the Company’s business, (ii) Executive’s skills, knowledge and services to the Company are unique in nature, (iii) the Company’s business is international in scope and (iv) the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as a condition of and inducement to the Company to enter into this Agreement, Executive agrees that during the Employment Term and, except as otherwise provided in Section 5.2(f) hereof or the last paragraph of this Section 7, for an additional six (6) months thereafter (such period being referred to herein as the “Restricted Period”), neither Executive nor any Affiliate of Executive (as defined below) shall, directly or indirectly, either for Executive or for any other person or entity:
(a)    in any area in which the Company conducts any phase of its business including production, promotional, and marketing activities engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit Executive’s name to be used by or render services for, any person or entity engaged in a Competing Business (as hereinafter defined); provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded on any recognized national securities market, subject to the requirement that Executive comply with the Company Customer Confidentiality and Securities Trading Policy in effect from time to time;
(b)    take any action, in connection with a Competing Business, which might divert from the Company or an Affiliate of the Company any opportunity which would be within the scope of the Company’s or such Affiliate’s then business;
(c)    solicit or attempt to solicit any person or entity who is or has been (i) a customer of the Company at any time (A) up to the date hereof or (B) during the Restricted Period to purchase Competing Products or Services (as herein defined) from any person or entity (other than the Company) or (ii) a customer, supplier, licensor, licensee or other business relation of the Company at any time (A) up to the date hereof or (B) during the Restricted Period to cease doing business with the Company; provided, however, that this subsection (c) shall only apply to customers, suppliers, licensors or other business relations of the Company with which the Executive had contact or of which the Executive had knowledge as a result of Executive’s employment; or
(d)    induce, entice, hire, employ, attempt to hire or employ, solicit or endeavor to entice away from the Company any person employed by the Company or its affiliates at any time during Executive’s employment or the Restricted Period, in order to accept employment or association with himself or herself, or any other person, firm, corporation or entity whatsoever; approach any such person for any such purpose, or authorize or knowingly cooperate with the taking of any such action by any other person, firm, corporation or entity.
As used herein, a “Competing Business” shall mean a business which engages or is making plans to engage, in whole or in part, in the production, marketing or distributing of products, or the performance, marketing and sale of services, which are competitive with, and are similar to, may be used as substitutes for, or may detract from any products or services of the Company or any Affiliate thereof during the Restricted Period, whether, in the case of products, such products are or were produced by or for the Company for sale by the Company or purchased as finished goods for resale by the Company, or, in the case of services, such services were performed by the Company or by another company or person on behalf of the Company; the products and services subject to these restrictive covenants being herein referred to as “Competing Products and Services”. As used herein, an “Affiliate” shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. “Control” means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.
8.    Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.
This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Executive Officer.
9.    Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 6, Section 7 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.
10.    Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
11.    Security.
11.1    Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, passwords, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, software, data security, and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.
11.2    Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any confidential information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

12.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Iowa without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Iowa, county of Story. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
13.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
15.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
17.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.    Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
19.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by Conversion, purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
20.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
WORKIVA INC.
2900 University Blvd
Ames, Iowa 50010
Attention: Chief Executive Officer

Copy to:
WORKIVA INC.
118 W. 22nd Street, 10th Floor
New York, NY 10011

Attention: Chief Legal Officer
If to the Executive, to the Executive’s address on file with the Company.
21.    Representations of the Executive. The Executive represents and warrants to the Company that:
21.1    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.
21.2    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.
22.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have with respect to such amount under any applicable law or regulation.
23.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
24.    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WORKIVA INC.
By: /s/ Michael Hawkins
Name: Martin J. Vanderploeg
Title: President and CEO

EXECUTIVE
Signature: /s/ Michael Hawkins
Print Name: Michael Hawkins